Exhibit 5.3

Brookstone Company, Inc.	Our Ref: PKS/67249027

One Innovation Way	Your Ref:

Merrimack	Direct Tel: 2843 2528

New Hampshire 03054	Direct Fax: 2103 5488

Date: 2 May 2006

Dear Sirs,

Re :	Advanced Audio Concepts, Limited (the “Company”)

This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to US$185 million of Brookstone Company, Inc.’s Exchange Securities to be offered in exchange for its outstanding 12% second lien senior secured notes due 2012 that were issued pursuant to the Indenture. This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Brookstone Company, Inc. and the Guarantors with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement (as defined below).

1.	DOCUMENTS EXAMINED

We have examined copies of:

(i)

the purchase agreement (the “Purchase Agreement”) dated 23 September 2005, by and among the Company, Brookstone Company, Inc., a New Hampshire corporation, Brookstone, Inc., a Delaware corporation (the “Parent”), Brookstone International Holdings, Inc., Brookstone Purchasing, Inc., Brookstone Stores, Inc., Brookstone Holdings, Inc., Brookstone Properties, Inc., and Gardeners Eden, Inc. (all New Hampshire corporations and collectively, the “New Hampshire Guarantors”), Brookstone Retail Puerto Rico, Inc. (“Brookstone Retail

Puerto Rico”) and Goldman, Sachs & Co. as representative of the Purchasers;

(ii)	the indenture (the “Indenture”), dated 4 October 2005, by and among the Parent, the Company, Brookstone Company, Inc., the New Hampshire Guarantors, Brookstone Retail Puerto Rico and Wells Fargo Bank, N.A., as trustee (the “Trustee”);

(iii)	the exchange and registration rights agreement (the “Registration Rights Agreement”), dated 4 October 2005, by and among the Parent, the Company, Brookstone Company Inc., the New Hampshire Guarantors, Brookstone Retail Puerto Rico and Goldman, Sachs & Co. as representative of the Purchasers;

(iv)	the Securities (including therein, the Exchange Securities as described in the Purchase Agreement);

(v)	the Guarantees of the Company (including therein, the Guarantees to be endorsed on the Exchange Securities (the “Exchange Guarantees”) as described in the Purchase Agreement);

(vi)	the result of our search (the “Company Search”) at the Hong Kong Companies Registry against the filed particulars of the Company conducted on [ ] March 2006 (which revealed no order or resolution for the winding-up of the Company or the appointment of a receiver of the Company, and no statutory declaration by the directors of the Company pursuant to Section 228A of the Companies Ordinance (Cap. 32) of the Laws of Hong Kong) (“Companies Ordinance”);

(vii)	a copy of the unanimous written resolutions of the shareholders of the Company passed on 14 February 2006; and

(viii)	a copy of the unanimous written consent, in lieu of a meeting, of the board of directors of the Company dated 23 September 2005.

We have also examined and relied upon the copy of the Memorandum and Articles of Association, the Certificate of Incorporation and the Certificate of Incorporation on Change of Name provided by the Company; the Secretary’s Certificate executed by the secretary for the Company dated 4 October 2005, a bring-down Secretary’s Certificate executed by the secretary for the Company as updated to the date of this opinion (collectively, the “Organizational Documents”).

2.	ASSUMPTIONS

In giving this opinion, we have assumed:-

(a)	As to various questions of fact material to our opinions in the numbered paragraphs below, we have relied upon, and assumed without independent investigation the accuracy of, the representations made by the Company in the aforesaid documents.

(b)	We have assumed that the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Securities, and the Guarantees (collectively, the “Securities Documents”) have been duly authorized, executed and delivered by each of the parties thereto, other than the Company, and that each such party has all requisite power and authority to effect the transactions contemplated by the Securities Documents.

(c)	We have further assumed with respect to each party to the Securities Documents, other than the Company, that it has been duly organized and is validly existing and is in good standing under the laws of the jurisdiction of its organization; the execution, delivery and performance by it of the Securities Documents to which it is a party do not violate any provisions of law, regulation or treaty applicable to it or public policy, in each case in the jurisdiction where it is organized or any provision of its organizational documents; and no approval, authorization or other action by, or filing with, any governmental authority in the jurisdiction of its organization is required for the valid execution, delivery or performance by it of any of the Securities Documents to which it is a party, except for such approvals, authorizations, actions and filings as have been obtained, taken or made, as the case may be.

(d)	Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, we have assumed that, as to factual matters, all representations and warranties made in the aforesaid documents were and are true, correct and complete.

3.	OPINION

Based on the foregoing and subject to any matters not disclosed to us and the qualifications hereinafter appearing, we are of the opinion that:-

1.	The Company is incorporated and validly existing as a corporation under the laws of Hong Kong.

2.	The Company has the power and authority to execute and deliver each of the Securities Documents to which it is a party, and to perform its obligations under the Securities Documents to which it is a party, and (b) has duly authorized, by all requisite corporate action, the execution and delivery of each of the Securities Documents to which it is a party.

3.	The Exchange Guarantees have been duly authorized, and when duly executed and delivered by the Company in accordance with the terms of the Indenture, will have been duly executed and delivered by the Company.

4.	The execution and delivery by the Company of the Exchange Guarantees will not contravene its Organizational Documents or any applicable law of Hong Kong.

4.	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications, assumptions and exceptions:

(a)	We express no opinion with respect to limitations imposed by law and court decisions upon the availability of the remedy of specific performance, injunctive relief and other equitable remedies, whether sought in legal or equitable proceedings.

(b)	Our opinions are subject to applicable bankruptcy, solvency, insolvency, reorganization, moratorium or other similar laws and legal requirements (including, without limitation, fraudulent transfer laws) and general equitable principles (whether considered in a proceeding in equity or at law).

(c)	We express no opinion as to, and have assumed for purposes of our opinions, the fairness of the transactions contemplated under the Securities Documents and the adequacy of consideration for the obligations of each party under the Securities Documents.

(d)	We express no opinion with respect to the registrability or enforceability of the Securities Documents.

(e)	The foregoing opinions are limited to the specific issues addressed and to laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any change in such laws or in the interpretations thereof which may occur after the date hereof.

(f)	The laws covered by the opinions expressed herein are limited solely to the laws of Hong Kong, and we express no opinion as to the laws of any other jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

For purposes of this opinion letter, the “law” of a jurisdiction means such jurisdiction’s statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of such jurisdiction, but excluding the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing excluded items.

(g)	Our opinions as they relate to the laws of Hong Kong are based upon a review of those laws as in effect on the date hereof which a lawyer exercising customary professional diligence would reasonably recognize as being applicable with respect to the transactions contemplated by the Securities Documents.

(h)	We express no opinion as to the Securities Act, the Exchange Act, the Trust Indenture Act, state securities or “blue sky” laws (including New Hampshire securities laws) or foreign securities laws, or the effect thereof.

(i)	The Company Search is not capable of conclusively revealing whether or not:

(I)	a winding-up order has been made or a resolution passed for the winding-up of the Company; or

(II)	any order for the appointment of any receiver of the Company has been made; or

(III)	a receiver or liquidator of the Company has been appointed; or

(IV)	any statutory declaration by the directors of the Company pursuant to Section 228A of the Companies Ordinance has been made,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the Company immediately. In addition, this search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or an application to the High Court for the appointment of a receiver has been presented, or any matters which have been lodged for registration but have not actually been registered at the date the copy of the relevant file was made available to us. Likewise, the Bankruptcy Searches relate only to a compulsory winding-up and/or any petition for the appointment of a receiver and are not conclusively capable of revealing whether or not a petition (i) for the compulsory winding-up of the Company, or (ii) for the appointment of a receiver of the Company has been presented.

5.	BASIC LAW

Without prejudice to the generality of the foregoing, it should be noted that on 1 July 1997 Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China (the “PRC”) and the Basic Law of HKSAR (the “Basic Law”) adopted on 4 April 1990 by the National Peoples’ Congress (the “NPC”) of the PRC is now applicable to Hong Kong. Article 8 of the Basic Law provides that the laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at 30 June 1997 were adopted as laws of the HKSAR except for those which the Standing Committee of the NPC (the “Standing Committee”) declared to be in contravention of the Basic Law. On 23 February 1997 the Standing Committee on its 24th sitting decided that the laws previously in force in Hong Kong, including the common law, rules of equity, ordinances, subsidiary legislation and customary law shall, unless they contravene the Basic Law, be adopted as the laws of the HKSAR. However, the Standing Committee also decided that certain laws and provisions (namely those listed in Schedules 1 and 2 of the decision) will not be so adopted as they contravene the Basic Law. These unadopted laws however appear to us to have no bearing on those laws of Hong Kong which are relevant to what is stated in this opinion.

To give effect to (inter alia) the said decision of the Standing Committee, the Hong Kong Reunification Ordinance was adopted by the HKSAR’s legislature on 1 July 1997. Section 7 of this Ordinance reiterates in essence what is stated in the decision of the Standing Committee, namely: “the laws previously in force in Hong Kong, that is the common law, rules of equity, ordinances, subsidiary legislation and customary law, which have been adopted as the laws of the HKSAR, shall continue to apply”. The Hong Kong Reunification Ordinance also introduced an amendment to the Interpretation and General Clauses Ordinance (Cap. 1 of the Laws of Hong Kong) by inserting a new Article 2A which provides (inter alia) that “all laws previously in force shall be construed with such modifications, adaptations, limitations and exceptions as may be necessary so as not to contravene the Basic Law and to bring them into conformity with the status of Hong Kong as a Special Administrative Region of the People’s Republic of China”. The expression “laws previously in force” was defined thereunder to mean “the common law, rules of equity, Ordinances, subsidiary legislation and customary law in force immediately before 1 July 1997 and adopted as laws of the Hong Kong Special Administrative Region”. The laws of Hong Kong which are relevant to what is stated in this opinion do not appear to us to contravene the Basic Law nor do they appear to require any modifications, adaptations, limitations and exceptions in any material manner in order to bring them in conformity with the status of Hong Kong as a Special Administrative Region of the PRC. Furthermore, we are not aware of any other determination, declaration or decision made by the Standing Committee or of any other amendment made by the legislature of the HKSAR to those laws of Hong Kong which are relevant to what is stated in this opinion, which would require us to opine otherwise.

6.	BENEFIT

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent; provided, however, that Kaye Scholer LLP may rely on this opinion for purposes of rendering its opinions to you in connection with filing of the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

Yours faithfully,

/s/ Johnson Stokes & Master

Johnson Stokes & Master